Exhibit 23

Consent of Independent Registered Public Accounting Firm

Nevada Chemicals,  Inc.

We consent to the incorporation by reference in Registration Statement No. 333-30733 of Nevada Chemicals, Inc. on Form S-8 of our report dated March 29, 2007, appearing in this Form 10-K of Nevada Chemicals, Inc. for the year ended December 31, 2006.  We also consent to the reference to us under the headings “Experts” in such Registration Statement.

/s/TANNER LC

Salt Lake City, Utah
March 29, 2007